Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

HEALTH NET, INC.

AND

U.S. BANK TRUST NATIONAL ASSOCIATION,

AS TRUSTEE

First Supplemental Indenture

Dated as of June 23, 2006

Supplementing the Indenture

Dated as of April 12, 2001

8-3/8 % Senior Notes Due 2011

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of June 23, 2006, between Health Net, Inc., a Delaware corporation (the “Company”) and U.S. Bank Trust National Association, as trustee (the “Trustee”), under the Indenture, dated as of April 12, 2001 (as supplemented to date, the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture providing for the issuance by the Company of 8-3/8% Senior Notes due 2011 (the “Securities”);

WHEREAS, Section 9.1(4) of the Indenture provides that the Company and the Trustee may amend the Indenture to secure the Securities without notice to or consent of any security holder; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) copies of resolutions of the Board of Directors of the Company authorizing the execution of this First Supplemental Indenture and (ii) the Officers’ Certificate and the Opinion of Counsel described in Sections 9.6 and 10.5 of the Indenture.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this First Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows.

ARTICLE ONE

ENTRY INTO SECURITY AND CONTROL AGREEMENT

SECTION 1.01. Entry into Security and Control Agreement. The Company has agreed to secure the Notes. The Trustee hereby is authorized to and shall enter into a Security and Control Agreement (the “Security Agreement”) substantially in the form attached hereto as Exhibit A concurrently with the execution of this First Supplemental Indenture and perform its obligations thereunder. Pursuant to the Security Agreement, the Company shall cause $497,387,479.50 to be transferred to U.S. Bank National Association, as securities intermediary (the “Securities Intermediary”) and the Securities Intermediary, in accordance with the terms of the Security Agreement, will acquire U.S. Government Securities (as defined in the Indenture and more fully described in Section 3(e) of the Security Agreement) in amounts listed on Schedule I thereto (the “Pledge Securities”), which will be held in the Securities Account (as defined in the Security Agreement) maintained by the Trustee with the Securities Intermediary, to be held and maintained separate and apart from all other assets and properties of the Company or Trustee, and for the sole benefit of the Holders of the Notes. The Company hereby grants the Trustee, for its benefit and the ratable benefit of the Holders of the Notes, a continuing first-priority lien on and security interest in the Pledged Securities.

ARTICLE TWO

EFFECTIVENESS OF FIRST SUPPLEMENTAL INDENTURE

SECTION 2.01. Effectiveness of First Supplemental Indenture. This First Supplemental Indenture shall become effective when, and only when duly executed counterparts hereof shall have been executed and delivered by the Company and the Trustee.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.01. Reference to and Effect on the Indenture. Each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this First Supplemental Indenture unless the context otherwise requires. The Indenture, as supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 3.02. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE.

SECTION 3.03. Trust Indenture Act Controls. No modification of any provisions of the Indenture effected by this First Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this First Supplemental Indenture.

SECTION 3.04. Trustee Disclaimer; Trust. The recitals contained in this First Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The Trustee accepts the trust created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

SECTION 3.05. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

SECTION 3.06. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 3.07. Severability. In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, including any amendment or waiver that, pursuant to Section 9.2 of the Indenture, requires the consent of each Holder affected, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the date hereof.

HEALTH NET, INC., a Delaware corporation,

By:	/s/ WISDOM LU
Name: Wisdom Lu
Title:

U.S. BANK TRUST NATIONAL ASSOCIATION

By:	/s/ JEAN CLARKE
Name: Jean Clarke
Title: Assistant Vice President

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